Exhibit 17.1

July 5, 2023

I hereby resign, effectively immediately, as Chief Compliance Officer and Chief Investor Relations Officer of the Sustainable Green Team, Ltd. I appreciate the opportunity that been afforded me to date.

By:	/s/ Nickolas S. Tabraue
Nickolas S. Tabraue